EXHIBIT G-1


                         KeySpan Corporate Services LLC


                                     Form of


                                SERVICE AGREEMENT


                This Service Agreement ("Agreement") dated as of _________,___ by and between KeySpan Corporate Services LLC ("KCS"), a New York limited liability company and _____________[list companies} (individually a "Client Company" and collectively, the "Client Companies"). KCS and the Client Companies may each be referred to herein as a "Party," and collectively referred to herein as the "Parties."


                                   WITNESSETH:


                WHEREAS, KCS is a wholly owned subsidiary of KeySpan Corporation ("KeySpan") which is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act");


                WHEREAS, the Securities and Exchange Commission (the "SEC") has approved and authorized KCS as a service company pursuant to Section 13(b) of the Act and the SEC regulations promulgated thereunder to provide services to KeySpan and its subsidiaries; and


                WHEREAS, KCS and the Client Companies desire for KCS to provide, and the Client Company to accept, the services provided for hereunder in accordance with the terms of this Agreement.


                NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                   ARTICLE 1
                                   ---------
                                    SERVICES
                                    --------

     1.1 Services Offered. Exhibit I to this Agreement describes the services that KCS offers to furnish to a Client Company (in accordance with the terms and conditions set forth herein) upon written request of such Client Company. In addition to the services described in Exhibit I hereto, KCS may also provide a Client Company with such special services, as may be requested by such Client Company in writing, which the Service Company concludes it is able to perform. In supplying services hereunder to a Client Company, KCS may arrange, where it deems appropriate, for the services of such experts, consultants, advisers and other persons with necessary qualifications as are required for, or pertinent to, the performance of such services.

1.2        Services Selected.

     (a) Each Client Company shall make its initial selection of the services set forth in Section 1.1 above that it agrees to receive from KCS by providing KCS an executed service request in the form set forth in Exhibit II.

     (b) By December 1 of calendar year, KCS shall send an annual service proposal to each Client Company listing the services proposed for the next calendar year. By December 31, each Client Company shall notify KCS in writing of the services it elects to receive from KCS during the next calendar year.

     1.3 Modification of Services. A Client Company shall have the right from time to time to amend, alter or rescind any activity, project, program or work order provided that (i) such amendment or alteration which results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by KCS, (ii) the cost for the services covered by the activity, project, program or work order shall include any expense incurred by KCS as a direct result of such amendment, alteration or rescission of the activity, project, program or work order, and (iii) no amendment, alteration or rescission of an activity, project, program or work order shall release a Client Company from liability for all costs already incurred by or contracted for by KCS pursuant to the activity, project, program or work order, regardless of whether the services associated with such costs have been completed. Any request made by a Client Company pursuant to this Section 1.3 shall be in writing to KCS and shall take effect on the first day of the first calendar month which is at least thirty (30) days after the day that the Client Company sent the written notice to KCS.

     1.4   Service Receipt Limitations.

     (a) __________[INSERT UTILITY NAME] agrees that:

     (i) it will not incur a charge hereunder except in accordance with ________________ [INSERT APPLICABLE STATE] and the rules, regulations and orders of the _________________[INSERT NAME OF APPLICABLE STATE PUBLIC SERVICE COMMISSION] promulgated thereunder; and

     (ii) it will not seek to reflect in rates any cost incurred hereunder to the extent disallowed by the ___________ Public Service Commission.

     (b) Notwithstanding anything in this Agreement to the contrary, KCS and ________ agree that because of the agreements set forth in Section 1.4(a) above,
______________ will not accept services from KCS hereunder if the cost to be charged for such services differs from the amount of the charges ___________is permitted to incur under _______________ [INSERT APPLICABLE STATE] and the rules, regulations and orders of the _________________[INSERT NAME OF APPLICABLE STATE PUBLIC SERVICE COMMISSION] promulgated thereunder.

                                   ARTICLE 2
                                   ---------
                            COMPENSATION AND BILLING
                            ------------------------

     2.1 Compensation. As and to the extent required by law, KCS shall provide the services hereunder at cost. Exhibit I hereto sets forth the rules KCS shall use for determining and allocating costs to the Client Companies. KCS shall advise the Client Companies from time to time of any material change in the method of assignment or allocation of costs hereunder, and no such material change shall be made unless and until KCS shall have first given written notice to the SEC not less than sixty (60) days prior to the proposed effective date thereof.

     2.2 Invoices. By the 20th day of each month, KCS shall render a monthly bill to each Client Company which shall reflect the billing information necessary to identify the costs charged for the services KCS provided in the preceding month. A Client Company shall pay its invoice by check or through wire transfer to KCS (at the account designated by KCS) within 30 days after receiving the invoice. If an invoice is not paid by the 30th day after the invoice is received (the "Due Date"), the Client Company shall pay interest on any amount outstanding after the Due Date at the rate of two (2) percentage points over the then current prime interest rate as reported in the Wall Street Journal.

                                   ARTICLE 3
                                   ---------
                              TERM AND TERMINATION
                              --------------------

     3.1 Effective Date. This Agreement shall become effective on the date hereof, subject to receipt of all required federal or state regulatory approvals.

     3.2 Termination. This Agreement shall continue in full force and effect with respect to KCS and a Client Company until (a) terminated by the Client Company upon sixty (60) days advance written notice to KCS, or (b) terminated by KCS upon sixty (60) days advance written notice to a Client Company. This Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Agreement may conflict with the Act or with any rule, regulation or order of the SEC adopted before or after the date of this Service Agreement.

                                    ARTICLE 4
                                    ---------
                                  MISCELLANEOUS
                                  -------------

     4.1 Modification. Except as set forth in Article 2 and Sections 1.3, 3.2 and 4.4, no amendment or other modification of this Agreement shall be effective unless made in writing and executed by all of the Parties to this Agreement.

     4.2 Notices. Where written notice is required by this Agreement, said notice shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                To KCS:

                     [INSERT NAME AND ADDRESS]

                To Client Company:

                The name and address of the person designated in writing to KCS on the date the Client Company executes this Agreement.

     4.3 Accounts. All accounts and records of KCS shall be kept in accordance with the General Rules and Regulations promulgated by the SEC pursuant to the Act, in particular, the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies in effect from and after the date hereof. Upon request, KCS shall permit a Client Company reasonable access to the accounts and records of KCS relating to the services performed for such Client Company hereunder.

     4.4 Additional Client Companies. After the effective date of this Agreement, any new or existing direct or indirect subsidiary of KeySpan may become an additional Client Company under this Agreement by becoming a signatory to this Agreement.

     4.5 Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     4.6 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

     4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

     4.8   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.9 Entire Agreement. This Agreement including the exhibits referred to herein or therein, constitute the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. KCS and each Client Company may enter into non-binding service level agreements (as described more fully in KCS' policies and procedures manual), the purpose of which will be to set forth in general terms the shared service expectations between KCS and the Client Company as a managerial tool to facilitate matching the Client Companies needs to the capabilities of KCS. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement.

     4.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

     4.11 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between KCS and the Client Companies other than that of independent contractors.

     4.12 Assignment. KCS shall not assign this Agreement, or any of its rights or obligations hereunder without the prior written consent of the Client Companies, such consent not to be unreasonably withheld. A Client Company shall not assign this Agreement, or any of its rights or obligations hereunder without the prior written consent of KCS. This Agreement shall inure to the benefit and shall be binding upon the Parties and their permitted successors and assigns.

          IN WITNESS WHEREOF, KCS and the Client Companies have caused this Service Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                               KEYSPAN CORPORATE SERVICES LLC


                                               By:____________________________
                                                   Name:
                                                   Title:


                                               [LIST CLIENT COMPANIES]


                                               By:____________________________
                                                   Name:
                                                   Title:

                                    EXHIBIT I

       Description of Services, Cost Accumulation, Assignment, Allocation
                Methodologies and Policies and Procedures for KCS


A.  DESCRIPTION OF SERVICES OFFERED BY KEYSPAN CORPORATE SERVICES

1.  Corporate Affairs

Provide services in support of corporation strategies for managing relationships with federal, state and local governments, agencies and legislative bodies. Formulate and assist with public relations and communications, programs and administration of corporate philanthropic and community affairs programs, creative and production services and media relations.

2.  Customer Services

Provide services and systems dedicated to customer service, including meter reading and billing, remittance, credit, collections, customer relations, customer communication and advocacy, call center operations, customer offices and field operations, revenue protection and customer strategy.

3.  Environmental Services

Provide consulting, assessment, investigation, remediation and other activities as required by Client Companies to ensure full compliance with applicable environmental statutes and regulations, permitting, licensing, due diligence, waste management, emergency response and laboratory operations.

4.  Executive and Administrative

Advise and assist Client Companies in the formulation and execution of general plans and policies of Client Companies. Advise and assist Client Companies as to operations, the issuance of securities, the preparation of filings arising out of or required by the various federal and state securities, business, public utilities and corporation laws, the selection of executive and administrative personnel, the representation of Client Companies before regulatory bodies, proposals for capital

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

expenditures, budgets, financing, acquisition and disposition of properties, expansion of business, rate structures, public relationships and other related matters.

5.  Financial Services

Accounting - Perform, advise and assist Client Companies in accounting matters, including the research and development of accounting practices, procedures and controls, the maintenance of the general ledger and related subsidiary systems, the preparation and analysis of financial reports, and the processing of certain transactions such as accounts payable, payroll, customer accounting, cash management and fixed assets.

Auditing - Periodically conduct operating audits and audits of the accounting records and other records maintained by Client Companies and coordinating their examination, where applicable, with that of independent public accountants. The audit staff will report on their examination and submit recommendations, as appropriate, on improving methods of internal control, accounting procedures and operating procedures and policies.

Financial Planning - Advise and assist Client Companies with operating and capital budgets and capital expenditure decisions. Perform economic analysis, short and long-term financial forecasting, merger and acquisition analysis, financing related activities, and activities relating to rating agency relationships for Client Companies and the consolidated entity.

Investor Relations and Shareholder Services - Provide fair and accurate analysis of KeySpan Corporation and its operating subsidiaries and its outlook within the financial community, enhancing KSE's position in the energy industry; balancing and diversifying shareholder investment in KSE through a wide range of activities; providing feedback to KSE and its operating subsidiaries regarding investor concerns, trading and ownership; holding periodic analysts meetings; and providing various operating data as requested or required by investors.

Risk Management - Advise and assist Client Companies in securing requisite insurance, in the purchase and administration of all property, casualty and marine insurance, and workers' compensation, in the settlement of insured claims and in providing risk prevention advice.

Tax - Perform, advise and assist Client Companies in the preparation of Federal, state and local income and franchise tax returns, calculation and accrual of book income taxes, due diligence in connection with acquisitions and performance of tax planning functions.

Treasury/Finance - Provide services related to managing all administrative activities associated with financing, including management of capital structure; cash, credit and risk management activities; investment and commercial banking relationships; and general financing activities, pension, 401K and venture capital investments.

6.  Human Resources

Provide central administration for payroll, and employee benefit and pension plans of Client Companies. Perform policy, planning and analysis functions as related to compensation and benefit plans. Advise and assist Client Companies in the administration of such plans and prepare and maintain records of said plans. Direct and administer all medical and health activities of Client Companies.

Advise and assist Client Companies in the formulation and administration of employee staffing and performance evaluation, the design and administration of training programs for employee career development, the design and administration of diversity and EEO programs.

Advise and assist Client Companies in the formulation and administration of employee relations policies and programs relating to the relevant Client Companies' employee and labor relations.

7.  Information Technology

Provide the organization and resources for the operation of an information technology function including the development, implementation and operation of a centralized data processing facility and the management of a telecommunications network. This function includes the central processing of computerized applications and support of individual applications in Client Companies. Develop, implement, operate and maintain those computerized applications for Client Companies that can be economically best accomplished on a centralized basis.

Software Pooling - Accept from Client Companies ownership of and rights to use, assign, license or sub-license all software owned, acquired or developed by or for Client Companies which Client Companies can and do transfer or assign to it. Preserve and protect the rights to all such software to the extent reasonable and appropriate under the circumstances; license Client Companies, on a non-exclusive, no charge or at-cost basis, to use all software which KCS has the right to sell, license or sub-license; and, at KCS' expense, permit Client Companies to enhance any such software and license others to use all such software and enhancements to the extent that KCS shall have the legal right to so permit.

8.  Legal and Regulatory

Legal and Regulatory - Provide advice and assistance with respect to legal and regulatory issues as well as regulatory compliance, including Act authorizations and compliance, as well as other regulatory and trade matters under other Federal and State laws. Represent the Client Companies before Federal and State courts and regulatory agencies and in arbitration and other dispute resolution proceedings.

Corporate Secretary's Office - Provide all necessary functions required of a publicly held corporation; coordinating information and activities among shareholders, the transfer agent, and Board of Directors; providing direct services to security holders; conducting the annual meeting of shareholders and ensuring proper maintenance of corporate records, as well as other activities related to corporate governance.

9.  Operating Services

Facilities Management and Real Estate - Perform planning, administration and operations related to managing Client Company properties, including leasing, renting company properties and permitting and purchase and sale of real property. Administer duplicating services, mailroom operations and print shops. Perform activities related to maintaining company properties, determining requirements and designing occupancy layouts.

Fleet Management - Perform activities related to purchasing, leasing, and maintaining vehicles for Client Companies.

Materials Management and Purchasing - Advise and assist Client Companies in the procurement of real and personal property, materials, supplies and services, conduct purchase negotiations, prepare procurement agreements and administer programs of material control, and provide warehousing and distribution services for Client Companies.

Security - Provide activities to ensure a secure working environment, protect and safeguard company assets, safeguard and transport company receipts, and performance of investigations.

10.  Strategic Planning and Corporate Performance

Perform strategic planning, administration and implementation of corporate branding, customer relationship marketing, new business ventures, market research and metrics, market intelligence, marketing competency management and measurement, business improvement and e-commerce as related to all Client

Companies - both individually and as a whole. Determine, implement and track corporate performance goals, initiatives and measures.

B.  Methods of Allocation

Cost of service will be determined in accordance with the Act and the rules and regulations and orders thereunder, and will include all costs of doing business incurred by KCS, including a reasonable return on capital which will reflect a capitalization of KCS of no more than equity of ten percent (10%), and all associated taxes.

KCS will maintain an accounting system for accumulating all costs on a project, activity or other appropriate basis. The accounting system will use codes to assign charges to the applicable costs center, project, activity and account. Records will be kept by each cost center of KCS in order to accumulate all costs of doing business. Expenses of the department will include salaries and wages of employees, materials and supplies and all other expenses attributable to the department. Labor cost will be loaded for fringe benefits and payroll taxes. To the extent practicable, time records of hours worked by all service company employees, including all officers of such company (i.e., Chief Executive Officer, President and Vice Presidents), will be kept by project and activity. In supplying services, KCS may arrange where it deems appropriate, for the services of experts, consultants, advisors and other persons with necessary qualifications as are required to perform such services. KCS will establish annual budgets for controlling the expenses of each department.

Monthly KCS costs will be directly assigned to Client Companies where possible. Amounts that cannot be directly assigned will be allocated to Client Companies by means of equitable allocation formulae or clearing accounts. To the extent possible, such allocations shall be based on cost-causation relationships. All other allocations will be broad based. In some instances, KCS costs centers which perform work for other service company cost centers may use a surrogate allocation method that mimics the allocations of the receiver cost center. Each formula will have an appropriate basis such as meters, square footage, etc.

Each Client Company will take agreed upon services and such additional or general or special services, whether or not now contemplated, as are requested from time to time by such Client Company and which KCS concludes it is able to perform. No amendment, alteration or rescission of an activity or project shall release a Client Company from liability for all costs already incurred by, or contracted for, by KCS pursuant to the project or activity regardless of whether the services associated with such costs have been completed.

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

Allocation percentages will be calculated on historical data where appropriate and updated annually. Due to the unique nature of the management services agreement contract with the Long Island Power Authority (LIPA), the bases of the LIPA (such as revenues, assets, etc. managed on their behalf) will be included, with the applicable Client Company's data, in order to determine appropriate allocations.

The method of assignment or allocation of costs shall be reviewed annually or more frequently if appropriate. If the use of a basis of allocation would result in an inequity because of a change in operations or organization, then KCS may adjust the basis to effect an equitable distribution.

The applications of Service Allocations are described more fully below.
-----------------------------------------------------------------------

        Service Department
             Or Function                                  Basis of Allocation
             -----------                                  -------------------
       Corporate Affairs                                  3-point formula (1,2)

       Customer Services                                  # of  phone calls
                                                          # of bills
                                                          # of meters
                                                          % of Accounts
                                                            Receivable
                                                          # of customers
                                                          3-point formula (1,2)

       Environmental Services                             Clearing
                                                          Property
                                                          3-point formula (1,2)

       Executive and Administrative                       3-point formula (1,2)

       Financial Services                                 3-point formula (1,2)
                                                          Property
                                                          # of Meters
                                                          # of Bills

       General Engineering                                Clearing
                                                          Property
                                                          3-point formula (1,2)

       Human Resources                                    # of Employees
                                                          3-point formula (1,2)

       Information Technology                             # of Meters
                                                          # of employees

                                                          Revenue
                                                          Clearing
                                                          3-point formula (1,2)

       Legal and Regulatory                               3-point formula (1,2)

       Marketing and Sales                                3-point formula (1,2)

       Operating Services                                 sendout
                                                          # of bills
                                                          # of meters
                                                          # of vehicles
                                                          % of square footage
                                                            occupied
                                                          # of employees
                                                          Clearing
                                                          3-point formula (1,2)

       Research and Development                           3-point formula (1,2)

       Strategic Planning and Corporate Performance
                                                          3-point formula (1,2)



Definition of Allocation Factors to be used by KCS

% of Accounts Receivable - A ratio based on the Accounts Receivable balance at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Assets - A ratio based on total assets at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

# of Bills - A ratio based on the number of customer bills processed for the previous calendar year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Clearing - costs are accumulated and distributed among cost centers based on the type of expenditure in the account. Clearing accounts can be used to accumulate overhead charges (such as fringe benefits) or specific service charges (such as

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transportation).  Distribution  of  charges  is done on a related  basis such as labor costs for fringe benefits or number of vehicles for transportation.

# of Customers - A ratio based on the number of customers at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

# of Employees - A ratio based on the number of full time employees at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

# of Meters - A ratio based on the number of meters at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Payroll - A ratio based on total wages, salaries, commissions and other forms of compensation paid during the year which are reportable, for federal income tax purposes, as taxable income to the employee, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

# of Phone Calls - A ratio based on the number of telephone calls handled for the previous calendar year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Property - A ratio based on gross fixed assets, valued at original acquisition costs, and investments owned in other companies, including construction work in progress, at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Revenue - A ratio based on the revenue for the previous calendar year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Sendout - A ratio based on the sendout for the previous calendar year, including gas used by the Client entity but excluding transportation customer volumes delivered

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

for another gas supplier, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

% of Square Footage Occupied - A ratio based on the square footage of office and non office space occupied, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

3-Point Formula (1,2) - This formula consists of three factors. It is designed to be an equitable and feasible tool to act as a surrogate when direct charging or cost causal relationships can not be established. It is a calculated ratio, which compares each of the formula factors for the Client Company to the total of the same factors for all recipient Client Companies. The factors for (1) would be an equal weighting of Revenue, Property and Payroll (I.E., the "Massachusetts" Formula). The factors for (2) would be an equal weighting of Revenue, Assets, and Expenses. These ratios will be calculated annually based on actual experience.

# of Vehicles - A ratio based on the number of vehicles at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.



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

                                   EXHIBIT II
                         Form of Initial Service Request


                The undersigned requests from KeySpan Corporation Services LLC all of the services selected below. The services requested hereunder shall commence on ______________ and be provided through _____________________.

Service                                                  Yes               No
-------                                                  ---               --

Corporate Affairs                                       ____              ____
Customer Service                                        ____              ____
Environmental Services                                  ____              ____
Executive and Administrative                            ____              ____
Financial Services                                      ____              ____
Accounting  Auditing                                    ____              ____
Financial Planning                                      ____              ____
Investor Relations and Shareholder Serv.                ____              ____
Risk Management                                         ____              ____
Tax                                                     ____              ____
Treasury/Finance                                        ____              ____
Human Resources                                         ____              ____
Information Technology                                  ____              ____
Legal and Regulatory                                    ____              ____
Legal and Regulatory                                    ____              ____
Corporate Secretary's Office                            ____              ____
Operating Services                                      ____              ____
Facilities Management & Real Estate                     ____              ____
Fleet Management                                        ____              ____
Materials Management and Purchasing                     ____              ____
Security                                                ____              ____
Strategic Planning and Corp Performance                 ____              ____




                                                     [Client Company]




                                                     By________________________
                                                        Name:
                                                        Title:


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